Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

BMO Lloyd George Frontier Markets Equity Fund:

We consent to the use of our report dated December 6, 2013 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI

December 17, 2013